Lydall, Inc. One Colonial Road Manchester, CT 06042-2307	Telephone 860-646-1233 Facsimile 860-646-4917 www.lydall.com

Exhibit 99.1

NewsRelease

LYDALL NAMES NEW VICE PRESIDENT, HUMAN RESOURCES

MANCHESTER, CT — September 30, 2013 — Lydall, Inc. (NYSE: LDL) today announced that William M. Lachenmeyer has been appointed Vice President, Human Resources for Lydall, Inc. (“Lydall” or “the Company”). Mr. Lachenmeyer replaces Mona G. Estey who has served Lydall in various human resource roles for 36 years, most recently as Vice President, Human Resources since April 2000. Ms. Estey has elected to resign her position at this time to pursue other interests as she transitions into voluntary retirement.

Mr. Lachenmeyer’s most recent position was with Smith & Wesson, a publicly-traded manufacturer of firearms, as its Vice President Human Resources. In this capacity, Mr. Lachenmeyer led the human resource, employee benefits, security and environmental functions, and served as a strategic partner to the businesses to help attract, retain, and strengthen Smith & Wesson’s talent. He also worked closely with the CEO and members of the compensation committee of the board to align executive compensation programs with the public company environment.

Prior to his tenure at Smith & Wesson, Mr. Lachenmeyer held several director-level human resource positions at Omnova Solutions, Inc. He also held human resource roles of increasing responsibilities with Alcoa Fastening Systems and Colgate-Palmolive Company. Mr. Lachenmeyer earned a B.S. in Business Administration from State University of New York, and a Masters of Public Management from Carnegie Mellon University.

Commenting on Mr. Lachenmeyer’s appointment, Dale G. Barnhart, President and Chief Executive Officer of the Company, said: “We are delighted to have Bill join Lydall as he will be a valuable addition to our executive leadership team. He brings a strong combination of talent management and leadership experience that will be an asset to Lydall as we execute our growth strategy.” Regarding Ms. Estey’s resignation, Mr. Barnhart commented, “On behalf of the Company, its employees, directors and shareholders, I extend to Ms. Estey our best wishes and thanks for her many valued contributions over her long career at Lydall.”

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, the Netherlands and Germany and offices in the U.S., Europe, and Asia, manufactures specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries. All product names are trademarks of Lydall, Inc. or Charter Medical, Ltd.

# # #	For further information: David D. Glenn Director, Business Development and Investor Relations Telephone 860-646-1233 Facsimile 860-646-4917 info@lydall.com www.lydall.com